Exhibit D



                AMENDED INVESTMENT ADVISORY AND SERVICE AGREEMENT

     THIS AGREEMENT, dated and effective as of the 1st day of April, 2004, is made and entered into by and between INTERMEDIATE BOND FUND OF AMERICA, a Massachusetts business trust, (hereinafter called the "Fund"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation, (hereinafter called the "Investment Adviser").

                               W I T N E S S E T H

     The Fund is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940 (the "1940 Act"). The Investment Adviser is registered under the Investment Advisers Act of 1940 and is engaged in the business of providing investment advisory and related services to the Fund and to other investment companies.

     NOW, THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:

     1. The Investment Adviser shall determine what securities and other assets shall be purchased or sold by the Fund.

     2. The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Fund, including the daily determination of net asset value and offering price per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Fund. The Investment Adviser shall also, at its expense, provide the Fund with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Fund.

     3. The Fund shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to expenses incurred in connection with the organization of the Fund, its qualification to do business as a foreign corporation in the State of California, and its registration as an investment company under the 1940 Act; custodian, registrar, stock transfer and dividend disbursing fees and expenses; distribution expenses pursuant to a plan under Rule 12b-1 of the 1940 Act; costs of the designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of the Fund (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to directors; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Fund.

     4. The Fund  shall pay to the  Investment  Adviser  on or before  the tenth
(10th) day of each month, as compensation for the services rendered by the Investment Adviser during the preceding month, the sum of the following amounts:

     (a) 0.30% per annum on the first $60 million of the Fund's average daily net assets during the month; plus 0.21% per annum on net assets in excess of $60 million but not exceeding $1 billion; plus 0.18% per annum on net assets in excess of $1 billion but not exceeding $3 billion; plus 0.16% per annum on net assets in excess of $3 billion but not exceeding $6 billion; plus 0.15% on net assets in excess of $6 billion ("Net Asset Portion"), plus

     (b) 3% of the Fund's first $3,333,333 of monthly gross income; plus 2.5% of such income between $3,333,333 and $8,333,333; plus 2% of such income in excess of $8,333,333 ("Income Portion").

     The Net Asset Portion shall be accrued daily based on the number of days per year. The net assets of the Fund shall be determined in the manner and on the dates set forth in the prospectus of the Fund and, on days on which the net assets are not determined, shall be as of the last preceding day on which the net assets shall have been determined.

     The Income Portion shall be accrued daily and "gross income" for this purpose shall be determined in the same manner as gross income is determined for and reported in financial statements and shall not include gains or losses from the sale of securities.

     For the purposes hereof, the net assets of the Fund shall be determined in the manner set forth in the Declaration of Trust and Prospectus of the Fund. The advisory fee shall be payable for the period commencing on the date on which operations of the Fund begin and ending on the date of termination hereof and shall be prorated for any fraction of a month at the termination of such period.

     5. The Investment Adviser agrees that in the event the expenses of the Fund (with the exclusion of interest, taxes, brokerage costs, distribution expenses pursuant to a plan under rule 12b-1 and extraordinary expenses such as litigation and acquisitions) for any fiscal year ending on a date on which this Investment Advisory and Service Agreement is in effect, exceed the expense limitations, if any, applicable to the Fund pursuant to state securities laws or any regulations thereunder, it will reduce its fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess.

     6. The Investment Adviser agrees to pay the expenses of the Fund referred to in paragraph 3 above (with the exclusion of interest, taxes, brokerage costs and extraordinary expenses such as litigation and acquisitions) for a period ending not later than December 14, 1997, all subject to reimbursement by the Fund. To accomplish such reimbursement, the Fund shall pay the Investment Adviser an expense reimbursement fee that on an annual basis is equivalent to the difference between the fees of the Investment Adviser described in paragraph 4 above and 1.25% of the average daily net assets of the Fund. The expense reimbursement fees are for reimbursement of actual expenses incurred by or on behalf of the Fund and are intended to have the effect of assuring that the total normal operating expenses of the Fund during the expense reimbursement period will not exceed 1.25%. Such expense reimbursement fee arrangement will terminate either when all of such reimbursable expenses of the Fund which have been paid by the Investment Adviser pursuant thereto have been reimbursed by the Fund for a period of twelve consecutive months or on December 14, 1997, whichever is earlier.

     7. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority (within the meaning of the Investment Company Act of l940) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Fund. Unless sooner terminated in accordance with this provision, this Agreement shall continue until October 31, 2004. It may thereafter be renewed from year to year by mutual consent; provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Fund, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund. In either event, it must be approved by a majority of those Trustees who are not parties to such Agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     8. This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith. The term "assignment" shall have the meaning defined in the 1940 Act.

     9. Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such business or in other related or unrelated businesses.

     10. The Investment Adviser shall not be liable to the Fund or its stockholders for any error of judgment, act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

     11. The obligations of the Fund under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund estate. The Investment Adviser agrees to look solely to the assets of the Fund for the satisfaction of any liability in respect of the Fund under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.


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     IN WITNESS  WHEREOF,  the parties hereto have caused this  instrument to be executed in duplicate original by their duly authorized officers.


INTERMEDIATE BOND FUND OF AMERICA


By /s/ Paul G. Haaga, Jr.
  -----------------------------------------
   Paul G. Haaga, Jr., Chairman


By /s/ Julie F. Williams
  -----------------------------------------
   Julie F. Williams, Secretary




CAPITAL RESEARCH AND MANAGEMENT COMPANY

By /s/ James F. Rothenberg
  -------------------------------
   James F. Rothenberg, President


By /s/ Michael J. Downer
  ------------------------------------------------
   Michael J. Downer, Vice President and Secretary